Exhibit 99.1

FOR IMMEDIATE RELEASE For more information contact: Wendy L. Simpson Pam Kessler (805) 981-8655

LTC REPORTS 2017 THIRD QUARTER RESULTS;
ANNOUNCES NEW INVESTMENT

WESTLAKE VILLAGE, CALIFORNIA, November 8, 2017— LTC Properties, Inc. (NYSE: LTC), a real estate investment trust that primarily invests in seniors housing and health care properties, today announced operating results for its third quarter ended September 30, 2017

Net income available to common stockholders was $20.5 million, or $0.52 per diluted share, for the 2017 third quarter, compared with $22.3 million, or $0.57 per diluted share, for the same period in 2016. Funds from Operations (“FFO”) increased to $30.1 million for the 2017 third quarter, up from $29.7 million for the comparable 2016 period. FFO per diluted common share was $0.76 for the quarters ended September 30, 2017 and 2016.

The decrease in net income available to common stockholders was primarily due to higher interest expense resulting from the sale of $100.0 million of senior unsecured notes in 2017, a decrease in revenue primarily related to a master lease that was placed on cash basis and the reduction of rent related to properties sold in the second quarter of 2017, and a net gain on sale of $1.8 million in the 2016 third quarter, partially offset by higher income from unconsolidated joint ventures in 2017.

Subsequent to September 31, 2017, LTC acquired a newly constructed 73-unit assisted living and memory care community in Missouri for $16.6 million. The property was added to an existing master lease agreement at an initial cash yield of 7%.

Conference Call Information

LTC will conduct a conference call on Thursday, November 9, 2017, at 8:00 a.m. Pacific Time (11:00 a.m. Eastern Time), to provide commentary on its performance and operating results for the quarter ended September 30, 2017. The conference call is accessible by telephone and the internet. Telephone access will be available by dialing 877-510-2862 (domestically) or 412-902-4134 (internationally). To participate in the webcast, go to LTC’s website at www.LTCreit.com 15 minutes before the call to download the necessary software.

An audio replay of the conference call will be available from November 9 through November 23, 2017 and may be accessed by dialing 877-344-7529 (domestically) or 412-317-0088 (internationally) and entering conference number 10113608. Additionally, an audio archive will be available on LTC’s website on the “Presentations” page of the “Investor Information” section, which is under the “Investors” tab. LTC’s earnings release and supplemental information package for the current period will be available on its website on the “Press Releases” and “Presentations” pages, respectively, of the “Investor Information” section which is under the “Investors” tab.

About LTC

LTC is a self-administered real estate investment trust that primarily invests in seniors housing and health care properties primarily through sale-leaseback transactions, mortgage financing and structured finance solutions including mezzanine lending. At September 30, 2017, LTC had 201 investments located in 28 states comprising 103 assisted living communities, 97 skilled nursing centers and 1 behavioral health care hospital. Assisted living communities, independent living communities, memory care communities and combinations thereof are included in the assisted living property type. For more information on LTC Properties, Inc., visit the Company’s website at www.LTCreit.com, or connect with us on Twitter @LTCreit and LinkedIn.

Forward Looking Statements

This press release includes statements that are not purely historical and are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future. All statements other than historical facts contained in this press release are forward looking statements. These forward looking statements involve a number of risks and uncertainties. Please see LTC’s most recent Annual Report on Form 10-K, its subsequent Quarterly Reports on Form 10-Q, and its other publicly available filings with the Securities and Exchange Commission for a discussion of these and other risks and uncertainties. All forward looking statements included in this press release are based on information available to the Company on the date hereof, and LTC assumes no obligation to update such forward looking statements. Although the Company’s management believes that the assumptions and expectations reflected in such forward looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. The actual results achieved by the Company may differ materially from any forward looking statements due to the risks and uncertainties of such statements.

(financial tables follow)

LTC PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(amounts in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
	(unaudited)		(unaudited)
Revenues:
Rental income	$33,233	$33,753	$103,533	$98,705
Interest income from mortgage loans	6,677	6,958	20,050	20,347
Interest and other income	1,336	131	2,753	390
Total revenues	41,246	40,842	126,336	119,442

Expenses:
Interest expense	7,644	6,836	22,266	19,586
Depreciation and amortization	9,519	9,155	28,186	26,623
Impairment charges	—	—	1,880	—
(Recovery) provision for doubtful accounts	(96)	43	(139)	245
Transaction costs	34	2	56	96
General and administrative expenses	4,144	4,464	13,270	12,864
Total expenses	21,245	20,500	65,519	59,414

Operating income	20,001	20,342	60,817	60,028
Income from unconsolidated joint ventures	615	289	1,635	839
Gain on sale of real estate, net	—	1,780	5,054	3,582
Net income	20,616	22,411	67,506	64,449
Income allocated to participating securities	(80)	(90)	(281)	(296)
Net income available to common stockholders	$20,536	$22,321	$67,225	$64,153

Earnings per common share:
Basic	$0.52	$0.57	$1.71	$1.68
Diluted	$0.52	$0.57	$1.70	$1.68

Weighted average shares used to calculate earnings per common share:
Basic	39,428	39,057	39,403	38,161
Diluted	39,748	39,335	39,738	38,455

Dividends declared and paid per common share	$0.57	$0.54	$1.71	$1.62

Supplemental Reporting Measures

FFO, adjusted FFO (“AFFO”), and Funds Available for Distribution (“FAD”) are supplemental measures of a real estate investment trust’s (“REIT”) financial performance that are not defined by U.S. generally accepted accounting principles (“GAAP”). Investors, analysts and the Company use FFO, AFFO and FAD as supplemental measures of operating performance. The Company believes FFO, AFFO and FAD are helpful in evaluating the operating performance of a REIT. Real estate values historically rise and fall with market conditions, but cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time. We believe that by excluding the effect of historical cost depreciation, which may be of limited relevance in evaluating current performance, FFO, AFFO and FAD facilitate like comparisons of operating performance between periods. Additionally the Company believes that normalized FFO, normalized AFFO and normalized FAD provide useful information because they allow investors, analysts and our management to compare the Company’s operating performance on a consistent basis without having to account for differences caused by unanticipated items.

FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), means net income available to common stockholders (computed in accordance with GAAP) excluding gains or losses on the sale of real estate and impairment write-downs of depreciable real estate, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Normalized FFO represents FFO adjusted for certain items detailed in the reconciliations. The Company’s computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or have a different interpretation of the current NAREIT definition from that of the Company; therefore, caution should be exercised when comparing our Company’s FFO to that of other REITs.

We define AFFO as FFO excluding the effects of straight-line rent, amortization of lease inducement, effective interest income and deferred income from unconsolidated joint ventures. GAAP requires rental revenues related to non-contingent leases that contain specified rental increases over the life of the lease to be recognized evenly over the life of the lease. This method results in rental income in the early years of a lease that is higher than actual cash received, creating a straight-line rent receivable asset included in our consolidated balance sheet. At some point during the lease, depending on its terms, cash rent payments exceed the straight-line rent which results in the straight-line rent receivable asset decreasing to zero over the remainder of the lease term. Effective interest method, as required by GAAP, is a technique for calculating the actual interest rate for the term of a mortgage loan based on the initial origination value.  Similar to the accounting methodology of straight-line rent, the actual interest rate is higher than the stated interest rate in the early years of the mortgage loan thus creating an effective interest receivable asset included in the interest receivable line item in our consolidated balance sheet and reduces down to zero when, at some point during the mortgage loan, the stated interest rate is higher than the actual interest rate.  By excluding the non-cash portion of rental income, interest income from mortgage loans and income from unconsolidated joint ventures, investors, analysts and our management can compare AFFO between periods. Normalized AFFO represents AFFO adjusted for certain items detailed in the reconciliations.

We define FAD as AFFO excluding the effects of non-cash compensation charges, capitalized interest and non-cash interest charges. FAD is useful in analyzing the portion of cash flow that is available for distribution to stockholders. Investors, analysts and the Company utilize FAD as an indicator of common dividend potential. The FAD payout ratio, which represents annual distributions to common shareholders expressed as a percentage of FAD, facilitates the comparison of dividend coverage between REITs. Normalized FAD represents FAD adjusted for certain items detailed in the reconciliations.

While the Company uses FFO, Normalized FFO, AFFO, Normalized AFFO, FAD and Normalized FAD as supplemental performance measures of our cash flow generated by operations and cash available for distribution to stockholders, such measures are not representative of cash generated from operating activities in accordance with GAAP, and are not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to net income available to common stockholders.

Reconciliation of FFO, AFFO and FAD

The following table reconciles GAAP net income available to common stockholders to each of NAREIT FFO attributable to common stockholders and normalized FFO attributable to common stockholders, as well as normalized AFFO and normalized FAD (unaudited, amounts in thousands, except per share amounts):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

GAAP net income available to common stockholders	$20,536	$22,321	$67,225	$64,153
Add: Depreciation and amortization	9,519	9,155	28,186	26,623
Add: Impairment charges	—	—	1,880	—
Less: Gain on sale of real estate, net	—	(1,780)	(5,054)	(3,582)
NAREIT FFO attributable to common stockholders	30,055	29,696	92,237	87,194

Less: Non-cash rental income	(1,485)	(2,278)	(5,681)	(6,755)
Less: Non-cash other income	(842)	—	(842)	—
Less: Effective interest income from mortgage loans	(1,394)	(1,352)	(4,102)	(3,907)
Less: Deferred income from unconsolidated joint ventures	(47)	—	(141)	—
Adjusted FFO (AFFO)	26,287	26,066	81,471	76,532

Add: Non-cash compensation charges	1,283	1,130	3,967	3,149
Add: Non-cash interest related to earn-out liabilities	125	223	476	538
Less: Capitalized interest	(256)	(251)	(627)	(1,193)
Funds available for distribution (FAD)	$27,439	$27,168	$85,287	$79,026

NAREIT Basic FFO attributable to common stockholders per share	$0.76	$0.76	$2.34	$2.28
NAREIT Diluted FFO attributable to common stockholders per share	$0.76	$0.76	$2.33	$2.28

NAREIT Diluted FFO attributable to common stockholders	$30,135	$29,786	$92,518	$87,490
Weighted average shares used to calculate NAREIT diluted FFO per share attributable to common stockholders	39,748	39,335	39,738	38,455

Diluted AFFO	$26,367	$26,156	$81,752	$76,828
Weighted average shares used to calculate diluted AFFO per share	39,748	39,335	39,738	38,455

Diluted FAD	$27,519	$27,258	$85,568	$79,322
Weighted average shares used to calculate diluted FAD per share	39,748	39,335	39,738	38,455

LTC PROPERTIES, INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except per share)

	September 30, 2017	December 31, 2016
	(unaudited)	(audited)
ASSETS
Investments:
Land	$121,897	$116,096
Buildings and improvements	1,227,044	1,185,467
Accumulated depreciation and amortization	(294,725)	(275,861)
Operating real estate property, net	1,054,216	1,025,702
Properties held-for-sale, net of accumulated depreciation: 2017—$4,264; 2016—$0	6,381	—
Real property investments, net	1,060,597	1,025,702
Mortgage loans receivable, net of loan loss reserve: 2017—$2,234; 2016—$2,315	221,861	229,801
Real estate investments, net	1,282,458	1,255,503
Notes receivable, net of loan loss reserve: 2017—$166; 2016—$166	16,402	16,427
Investments in unconsolidated joint ventures	29,862	25,221
Investments, net	1,328,722	1,297,151

Other assets:
Cash and cash equivalents	3,842	7,991
Debt issue costs related to bank borrowings	1,080	1,847
Interest receivable	13,650	9,683
Straight-line rent receivable, net of allowance for doubtful accounts: 2017—$901; 2016—$960	61,070	55,276
Prepaid expenses and other assets	22,829	22,948
Total assets	$1,431,193	$1,394,896

LIABILITIES
Bank borrowings	$55,000	$107,100
Senior unsecured notes, net of debt issue costs: 2017—$1,183; 2016—$1,009	582,950	502,291
Accrued interest	4,108	4,675
Accrued incentives and earn-outs	8,790	12,229
Accrued expenses and other liabilities	23,710	28,553
Total liabilities	674,558	654,848

EQUITY
Stockholders’ equity:
Common stock: $0.01 par value; 60,000 shares authorized; shares issued and outstanding: 2017—39,571; 2016—39,221	396	392
Capital in excess of par value	855,746	839,005
Cumulative net income	1,080,949	1,013,443
Cumulative distributions	(1,180,456)	(1,112,792)
Total equity	756,635	740,048
Total liabilities and equity	$1,431,193	$1,394,896